                                                                   Exhibit 10.17

                           INDEPENDENCE COMMUNITY BANK
                              EXECUTIVE MANAGEMENT
                           INCENTIVE COMPENSATION PLAN
            for the Fiscal Year of April 1, 2001 - December 31, 2001


                                  INTRODUCTION

      The Boards of Directors of Independence Community Bank Corp. ("ICBC" or "the Company") and Independence Community Bank ("the Bank") have approved a strategy designed to drive the business of ICBC to new operating and profit levels so as to make ICBC a top performer in the industry. The Compensation Committee ("Committee") and the Board of Directors of ICBC and the Bank have considered and approved this Plan to assist in attaining that objective. Accordingly, this Plan will focus on the critical performance criteria that the Board believes matter most to the success of the institution, namely diluted earnings per share (EPS) and stock price.

      The Committee and the Board acknowledge that the evolution of ICBC into a top performer relative to its peers is a process that is likely to take several years. As a result, the Committee and the Board have indicated that they expect to continue the Plan or adopt new incentive compensation plans in future years with revised and updated goals and targets as to EPS, ICBC share performance or other measurements adopted annually to assess the progress management makes towards achieving the peer group performance of the top performing institutions in the industry - such as return on assets, return on equity, efficiency ratio and net interest margin. In particular, an annual evaluation will consider progress made in comparison to the performance of the peer group of top-performing institutions described herein. Accordingly, Plan performance goals and targets approved in future years will be based on this long-term objective.

      For the current fiscal year, the Committee and the Board considered two special circumstances when designating the Plan targets. First, the Company early adopted FAS 142, effective April 1st, 2001. All EPS targets take into account this change in accounting principles. Secondly, the Company changed its fiscal year-end to December 31st, effective December 31st, 2001. Accordingly, the EPS targets for this fiscal year are for the nine-month period from April 1, 2001 to December 31, 2001 ("FY2001"). Any awards earned for FY2001 will therefore be proportionately adjusted to 75% of the award that would have been earned for a full year.

      This Plan will be known as the Independence Community Bank Executive Management Incentive Compensation Plan for April 1, 2001 - December 31, 2001 ("the FY2001 Plan "). The April 1, 2001 - December 31, 2001 period is the "Plan Year".

                                     GENERAL

A. Participants in the FY2001 Plan will be the members of the Bank's Management Committee, namely the following officers:

            Charles J. Hamm - Chairman of the Board
            Alan H. Fishman, President and Chief Executive Officer
            John A. Dorman, Executive Vice President - Business Banking
            Gary M. Honstedt, Executive Vice President - Commercial Real Estate
              Lending
            Harold A. McCleery, Executive Vice President - Chief Credit Officer Terence J. Mitchell, Executive Vice President - Consumer Banking John B. Zurell, Executive Vice President - Chief Financial Officer Frank W. Baier, Senior Vice President and Treasurer
            Thomas J. Brady, Senior Vice President and Treasurer
            Jane M. Braganza, Senior Vice President - Information Technology Stephen J. Glass, Senior Vice President - Chief Information Officer Frank S. Muzio, Senior Vice President and Controller
            Santiago Patino, Senior Vice President - Corporate Operations
            Ellen K. Rogoff, Senior Vice President - Director of Human Resources John K. Schnock, Senior Vice President, Secretary and Counsel

B. Awards granted under the FY2001 Plan will be made by the Committee upon consideration of the various factors set forth herein. However, awards will be made in the sole discretion of the Committee and are subject to approval of the Board of Directors. The Committee shall have the sole authority, subject to the Board of Directors, to interpret and implement the provisions of the FY2001 Plan. No Participant shall be entitled to any award unless and until the Committee notifies a FY2001 Plan Participant of his or her specific award under the FY2001 Plan. Neither the terms of the FY2001 Plan nor any award granted hereunder shall create any right of a FY2001 Plan Participant to continued employment with ICBC, the Bank or any affiliate thereof.

C. The FY2001 Plan is designed to provide FY2001 Plan Participants with awards equal in value to a specified percentage (the "Target Bonus") of his or her annual base salary based upon his or her executive rank (President, Executive Vice President or Senior Vice President). The Target Bonus may be increased or decreased depending on actual performance during the Plan Year relative to the target thresholds described herein.

      Awards granted under the FY2001 Plan will be made by the Committee upon consideration of the following factors:

            (1)   Executive level of each Participant as provided herein;

            (2) Corporate Performance Component: the achievement of EPS targets, with the weighting of this component for awards granted with respect to the Plan Year determined by executive level as follows, President and Chief Executive

                  Officer - 100%, Executive Vice Presidents - 75% and Senior Vice Presidents - 50%; and

            (3) Business Unit/Function Performance Component: based upon recommendation of the President and CEO, with the weighting of this component for the Plan Year determined by executive level as follows, Executive Vice President - 25% and Senior Vice Presidents - 50%; and modified by

            (4) Peer Group Stock Price Modifier: the change in the price of ICBC stock relative to the change in the stock prices of the Company's peer group as described herein between April 1, 2001 and December 31, 2001. ("the Peer Group Stock Price Modifier"); and paid as set forth herein.

      D. Once the total award is determined, the award will be due and payable in cash (unless deferred by the Fiscal Year 2001 Plan Participant).

      E. The Committee and the Board may also adjust the amounts of awards granted hereunder upon consideration of unusual factors or unanticipated extraordinary events such as changes in accounting policy which have a significant impact on the goals and targets established hereunder.


      Newly hired employees and others promoted to or made a member of the Bank's Management Committee during the Plan Year may be considered for participation in the FY2001 Plan. If any such person is selected by action of the Committee to be included within the list of FY2001 Plan Participants, he or she shall be eligible to receive a pro-rated award based on his or her period of service with the Bank during the Plan Year. In addition, Participants whose employment terminates during the Plan Year may be entitled to receive a pro-rated award if recommended by the President and CEO and approved by the Committee.

                         SPECIFIC FY2001 PLAN STRUCTURE

A.    Executive Level Target Bonus Component Allocation

    Executive Level         Target Bonus     Corporate Performance         BU/Functional
                           % Base Salary      Component Weighting       Component Weighting
    ---------------        -------------      -------------------       -------------------
    President & CEO             80%                  100%                       --

    Executive Vice
      Presidents                50%                   75%                       25%

Senior Vice Presidents          30%                   50%                       50%


B.    Corporate Performance Component

 Corporate Performance    Corporate Component
          (EPS)                   %
 ---------------------    -------------------
  Maximum $1.31                  150%
           1.30                  144%
           1.29                  138%
           1.28                  132%
           1.27                  126%
           1.26                  121%
           1.25                  116%
           1.24                  112%
           1.23                  108%
           1.22                  104%
    Target 1.21                  100%
           1.20                   96%
           1.19                   92%
           1.18                   88%
           1.17                   84%
           1.16                   79%
           1.15                   74%
           1.14                   68%
           1.13                   62%
           1.12                   56%
           1.11                   50%
EPS Below $1.11                    0%

      There will be no awards earned under the FY2001 Plan unless EPS for the Plan Year is at least $1.11; at EPS of $1.31 or higher, the corporate performance component payout percentage would be 150% of target, the maximum.

C.    Business Unit/Functional Performance Component

      Each business unit will be evaluated by the President and CEO on its overall performance during the Plan Year as well as the attainment of specific operating initiatives assigned to the Business Unit at the start of the Plan Year. There will be no awards under this component unless the threshold corporate performance level of at least $1.11 EPS is achieved. The Business Unit/Functional Performance Component payout percentage will be based on the following performance ratings:

                  BU/Functional            Percentage of
               Performance Rating           Award Earned
               ------------------           ------------
                   Outstanding               125% - 150%

                   Exceeded                  110% - 125%

                   Fully Met                    100%

                   Met Minimum                50% - 80%

                   Did Not Meet                  0%

      The Business Unit/Functional Performance Component percentage payout can range from 0% for Did Not Meet minimum performance criteria to a maximum of 150% for Outstanding Performance. The President and CEO will provide a written report to the Committee with respect to his recommendation of both the Business Unit/Functional Performance Component rating and the percentage of award earned with respect to each FY2001 Plan Participant. The President and CEO's award will not include the Business Unit/Functional Performance Component. The Committee will determine the final Business Unit/Functional Performance Component and percentage of award earned using the President and CEO's recommendation and such other information as it deems appropriate.


D.    Peer Group Stock Price Modifier

      Awards under this FY2001 Plan will also be based upon the application of the Peer Group Stock Price Modifier ("PGSPM").

      The PGSPM will be calculated by computing the percentage difference between the average stock price of the peer group institutions for the last ten trading days of March 2001 (3/19/01 - 3/30/01) and the last ten trading days of the Plan Year (12/17/01 - 12/31/01) and comparing the percentage price change to the percentage change in the price of ICBC stock for the same periods. After all awards have been calculated using the Corporate Performance Component and the Business Unit/Functional Component, the

PGSPM will be applied as follows:

        ICBC Stock Price Change             Percentage Adjustment
         As Percentage of Peer               To FY2001 Plan Award
       Group Stock Price Change
       ------------------------             ---------------------

            150% and above                       Increased 50%

                140%                             Increased 40%

                130%                             Increased 30%

                120%                             Increased 20%

                110%                             Increased 10%

                100%                             No change

                 90%                             Decreased 10%

                 80%                             Decreased 20%

                 70%                             Decreased 30%

                 60%                             Decreased 40%

           50% and below                         Decreased 50%

      All intermediate levels between the percentages shown in this table shall be determined on a straight-line basis in 1% increments. In the event that the common stock of any of the companies listed below in the Peer Group ceases to be publicly traded or a proposal to acquire any such company is announced at any time after the beginning of the Plan Year and before the end of the Plan Year, such company shall be removed from the Peer Group, and the average stock price of the Peer Group shall be calculated without inclusion of any such company. In addition, if any company belonging to the Peer Group or ICBC declares or effects a stock dividend, stock split, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the beginning of the Plan Year and the end of the Plan Year, the prices for the common stock of such company or ICBC shall be adjusted as necessary to reflect any such action. Furthermore, Participants in the FY2001 Plan and the Company are prohibited from trading in the common stock of ICBC or any of the Peer Group companies during the measurement periods provided for herein.

      For awards during the Plan Year, the Peer Group shall consist of the following institutions:

              New York Community Bancorp, Inc.  (NYCB)
              Valley National Bancorp.          (VLY)
              Hudson United Bancorp.            (HU)
              North Fork Bancorporation, Inc.   (NFB)
              GreenPoint Financial Corp.        (GPT)
              Charter One Financial, Inc.       (CF)
              Washington Mutual, Inc.           (WM)


                                PAYMENT OF AWARDS

A. Once awards have been calculated in accordance with the foregoing process and submitted to and approved by the Committee and the Board, the Committee shall notify each of the FY2001 Plan Participants in writing of the amount, if any, of his or her award. Thereafter, payment of any such awards will be made in the form of a cash payment equal to 100% of the award (unless the Participant has made a timely election to defer all or part of the award or is required to defer receipt of such payment due to the applicability of Section 162(m) of the Internal Revenue Code) and will be made within 15 days of the date of the award notice.

B. In the event that a FY2001 Plan Participant is a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code and such FY2001 Plan Participant's applicable employee remuneration in a particular tax year exceeds or is likely to exceed the limitation as specified in Section 162(m) of the Code, the Committee may request that such FY2001 Plan Participant defer the payment of all or a portion of the FY2001 Plan Participant's award to be received under the FY2001 Plan or such other plans and programs, employment agreements and arrangements of the Company to the extent necessary to avoid the payment of employee remuneration for such tax year in excess of the Section 162(m) limit.

C. Notwithstanding any other provision of the FY2001 Plan, any FY2001 Plan Participant may elect, with the concurrence of the Committee and consistent with any rules and regulations established by the Committee, to defer the receipt of all or any portion of an award granted hereunder. The election to defer the receipt of the award must be made no later than two months before the end of the calendar year preceding the calendar year in which the FY2001 Plan Participant would otherwise have an unrestricted right to receive such award. Any election to defer the receipt of an award, in whole or in part, shall be irrevocable as long as the FY2001 Plan Participant remains an employee of ICBC, the Bank or one of their respective subsidiaries.

      The Committee may, at its sole discretion, allow for the early payment of a FY2001 Plan Participant's deferred award account in the event of an "unforeseeable emergency" or in the event of the death or disability of the FY2001 Plan

      Participant. An "unforeseeable emergency" means an unanticipated emergency caused by an event beyond the control of the FY2001 Plan Participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with the Internal Revenue Code and the regulations promulgated thereunder.

D. No FY2001 Plan Participant or other person shall have any interest in any fund or in any specific asset of ICBC or the Bank by reason of any amount credited to a deferred account pursuant to the provisions hereof. Any amounts payable pursuant to the provisions hereof shall be paid from the general assets of ICBC or the Bank or a subsidiary thereof and no FY2001 Plan Participant or other person shall have any rights to such assets beyond the rights afforded general creditors of ICBC or the Bank. However, ICBC or the Bank or a subsidiary thereof shall have the right to establish a reserve, trust or make any investment for the purpose of satisfying the obligations created under the FY2001 Plan; provided, however, that no FY2001 Plan Participant or other person shall have any interest in such reserve, trust or investment.




                      PROVISIONS RELATING TO SECTION 162(m)
                          OF THE INTERNAL REVENUE CODE.

It is the intent of the Company that any compensation (including any award) deferred under the FY2001 Plan by a person who is, with respect to any year of settlement, deemed by the Committee to be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder, which compensation constitutes either "qualified performance-based compensation" within the meaning of Section 162(m) and the regulations thereunder or compensation not otherwise subject to the limitation on deductibility under Section 162(m) and the regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Section 162(m) and the regulations thereunder. Accordingly, unless otherwise determined by the Committee, if any compensation would become so disqualified under Section 162(m) and the regulations thereunder as a result of deferral hereunder, the terms of such deferral shall be automatically modified to the extent necessary to ensure that the compensation would not, at the time of settlement, be so disqualified.